Exhibit 10.82

Written description of oral agreement between Pypo Digital Company Limited and GM Investment Company Limited

In March 2009, Pypo Digital Company Limited (“Pypo Cayman”) agreed to pay approximately $0.3 million to GM Investment Company Limited (“GM Investment”) on behalf of Capital Ally Investments Limited (“Capital Ally”) for interest payments associated with a loan to Capital Ally from GM Investment. Pypo Cayman will make such interest payment to GM Investment prior to November 2010.